Exhibit (a)(1)(B)

Subject: Orexigen Therapeutics, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Options

To: Eligible Optionholders

Date: June 24, 2011

We are pleased to announce that Orexigen Therapeutics, Inc. (“Orexigen” or the “Company”) is officially commencing its Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, June 24, 2011. The offer and withdrawal rights will remain open until 9:00 p.m., U.S. Pacific Time, on Friday, July 22, 2011, unless the Exchange Offer is extended. If any of the conditions to the offer are not satisfied or waived, Orexigen will terminate the Offer to Exchange and will not be able to accept any tendered option grants.

You may take advantage of the Offer to Exchange if you are an Eligible Optionholder and you hold Eligible Options. These italicized terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Options document that is attached to this e-mail. Also attached to this e-mail are the following documents related to the Offer to Exchange:

•	Election Form

•	Eligible Option Information Sheet

•	Notice of Withdrawal

Please carefully read all of the documents included in this e-mail. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form and Eligible Option Information Sheet, to me, Cara McGrath, so that I receive them before 9:00 p.m., U.S. Pacific Time, on Friday July 22, 2011 (or a later expiration date if Orexigen extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, you can contact me at:

Cara McGrath, Associate General Counsel

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, CA 92037

Phone: (858) 875-8610

E-Mail: cmcgrath@orexigen.com

However, please understand that I cannot advise you on whether or not to exchange your options; the Company recommends that you speak with your own financial advisor to address questions about your personal decision whether to participate.